ASSIGNMENT AGREEMENT

     This Assignment Agreement (this "Agreement") is entered into as of July 11, 2003, by and among XL Re Ltd, a company organized in Bermuda (the "Assignor"), Mangrove Bay Trust, a Delaware statutory trust (the "Assignee") and, solely for purposes of acknowledging Section 1(b) of this Agreement, The Bank of New York, a banking corporation organized under the laws of New York (the "Trustee").

     WHEREAS, subject to the rights of the Ceding Insurer (as defined below) therein, the Assignor owns all of the beneficial ownership interest (the "Beneficial Interest") in that certain trust (the "Regulation 114 Trust") created in accordance with Regulation 114 of the New York Insurance Department pursuant to a trust agreement, dated as of July 11, 2003 (the "Regulation 114 Trust Agreement"), among XL Reinsurance America, Inc., a New York corporation (the "Ceding Insurer"), as beneficiary, the Assignor, as grantor, and the Trustee;

     WHEREAS, the Assignor is a party to that certain quota share reinsurance agreement, amended and restated as of April 1, 2003 (the "Reinsurance Agreement"), between the Assignor and the Ceding Insurer pursuant to which the Assignor has agreed to reinsure certain risks underwritten by the Ceding Insurer or certain of its affiliates;

     WHEREAS, Mangrove Bay Pass-Through Trust, a Delaware statutory trust (the "Pass-Through Trust"), intends to offer and sell $500,000,000 aggregate face amount of its asset backed capital commitment pass-through securities (the "Pass-Through Securities") and use the proceeds therefrom to purchase asset backed capital commitment securities issued by the Assignee (the "ABC Securities");

     WHEREAS, the Assignee plans to issue and sell $500,000,000 aggregate face amount of ABC Securities to the Pass-Through Trust and $1,000 aggregate face amount of ABC Securities to GSS Holdings II, Inc., as tax matters partner of the Assignee (the "Tax Matters Partner");

     WHEREAS, the Assignee, on behalf of the Assignor, plans to contribute to the Regulation 114 Trust the proceeds received from the issuance and sale of the ABC Securities;

     WHEREAS, pursuant to the Regulation 114 Trust Agreement and the Reinsurance Agreement, and due to the Assignor's ownership of the Beneficial Interest, subject to the rights of the Ceding Insurer, the Assignor beneficially owns the right to receive from time to time, in accordance with the terms of the Regulation 114 Trust Agreement, (i) the interest and other income, as described in Section 3.2 of the Regulation 114 Trust Agreement (the "Income"), (ii) "Assets" released from the "Trust Account" (as such terms are defined in the Regulation 114 Trust Agreement) to the grantor thereof (initially, the Assignor) or its designee in excess of the actual amount of trust funds required, as described in Section 4.2 of the Regulation 114 Trust Agreement (the "Appreciation"), and (iii) the corpus of the Regulation 114 Trust upon termination of the Regulation 114 Trust distributable to the Grantor in accordance with the terms and conditions of the Regulation 114 Trust Agreement (the "Trust Corpus"), excluding, in the case of the foregoing clause (iii), amounts in respect of the Assignor’s unliquidated and undischarged "Obligations" (as defined in the Regulation 114 Trust Agreement) contemplated by Section 4.3(3) of the Regulation 114 Trust Agreement;

     WHEREAS, subject to Section 1 of this Agreement, the Assignor desires irrevocably and unconditionally to convey, assign, transfer and set over unto the Assignee all of its right, title and interest in and to the Income, the Appreciation and the Trust Corpus, as described in the foregoing paragraph (the right to receive such Income, Appreciation and Trust Corpus being referred to, collectively, as the "Assigned Interest"); and

     WHEREAS, the Assignee desires to accept the conveyance, assignment and transfer of the Assigned Interest.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     SECTION 1. Assignment.

     (a) Upon the satisfaction of the conditions set forth in Section 4 hereof and the effectiveness of this Agreement thereafter, the Assignor does hereby irrevocably and unconditionally convey, assign, transfer and set over unto the Assignee all of the Assigned Interest.

     (b) Notwithstanding any other provision of this Agreement, the Assigned Interest shall not include the Assignor's rights, as grantor of the Regulation 114 Trust, subject to the rights of the Ceding Insurer, to provide instructions to the Trustee in respect of property held by the Regulation 114 Trust, which rights shall be retained in full by the Assignor. Pursuant to the foregoing, the Assignor hereby directs the Trustee to forward to the Assignee promptly upon receipt by the Trustee all Income in respect of the Assets as provided for in the Asset Swap Arrangement (as defined below), it being acknowledged that such direction does not constitute an instruction in respect of property held by the Regulation 114 Trust and that nothing herein shall be deemed to subject the Regulation 114 Trust Agreement to any terms or conditions outside of the Regulation 114 Trust Agreement.

     SECTION 2. Acceptance. The Assignee does hereby accept the conveyance, assignment and transfer of the Assigned Interest.

     SECTION 3. Consideration. In consideration for the assignment of the Assigned Interest as set forth herein, the Assignee agrees to contribute to the Regulation 114 Trust, on behalf of the Assignor and upon completion of the offering and sale of the Pass-Through Securities and the issuance and sale of the ABC Securities to the Pass-Through Trust and the Tax Matters Partner, the gross proceeds received by the

Assignee from the issuance and sale of the ABC Securities, in immediately available funds.

     SECTION 4. Conditions to Effectiveness. This Agreement shall become effective as of the date hereof if the following conditions precedent shall have been satisfied:

     (i) the Pass-Through Trust has completed its offering and sale of the Pass-Through Securities generating gross proceeds in the amount of $500,000,000;

     (ii) the Assignee has issued and sold its ABC Securities in exchange for $500,001,000;

     (iii) the Assignee has entered into a swap arrangement with Merrill Lynch International (the "Asset Swap Counterparty"), in the form attached hereto as Annex A (the "Asset Swap Arrangement");

     (iv) the Assignee has entered into a swap arrangement with XL Capital Ltd, in the form attached hereto as Annex B; and

      (v) the Assignee has entered into a put option agreement (the "Put Agreement") with XL Capital Ltd (the "Put Counterparty"), in the form attached hereto as Annex C.

     SECTION 5. Representations and Warranties. The Assignor represents and warrants to the Assignee that, immediately prior to the execution and delivery of this Agreement, the Assignor will hold good and marketable title to the Assigned Interest and there will not exist any mortgage, pledge, hypothecation, encumbrance, lien or other charge or security interest upon the Assigned Interest, other than the rights and interests of the Ceding Insurer pursuant to the Regulation 114 Trust Agreement, and that, upon execution and delivery of this Agreement, the Assignee will have good and marketable title to the Assigned Interest and there will not exist any mortgage, pledge, hypothecation, encumbrance, lien or other charge or security interest upon the Assigned Interest, other than the rights and interests of the Ceding Insurer and Merrill Lynch International pursuant to the Regulation 114 Trust Agreement and the Asset Swap Arrangement (as such term is defined in the Declaration of Trust of the Assignee), respectively. The Assignor and the Assignee each represent and warrant to the other that (i) the execution, delivery and performance by the Assignor and the Assignee, respectively, of this Agreement has been duly authorized by all necessary corporate or trust action, respectively, on the part of the Assignor and the Assignee, respectively; and (ii) this agreement has been duly executed and delivered by the Assignor and the Assignee, respectively, and constitutes a legal, valid and binding obligation of the Assignor and the Assignee, respectively, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, reorganization, moratorium, insolvency and other similar laws affecting creditors' rights generally and to general principles of equity and the discretion of the court (regardless of whether the enforcement of such remedies is considered in a proceeding in equity or at law).

     SECTION 6. Covenants. The Assignor covenants and agrees that it will take all other commercially reasonable actions necessary from time to time to effect the assignment of the Assigned Interest to the Assignee and to ensure that the Assignee receives the benefits thereof.

     SECTION 7. Governing Law. This Agreement shall be construed in accordance with, and be governed by, the laws of the State of New York.

     SECTION 8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 9. Amendment. This Agreement may not be amended or modified in any respect, nor may any provision be waived, without written agreement of both parties hereto and the Asset Swap Counterparty (or any successor thereto).

     SECTION 10. Termination. This Agreement will terminate immediately following the earliest to occur of (i) the liquidation of the Assignee or (ii) the delivery of the Put Counterparty's Series C Cumulative Preference Ordinary Shares, par value U.S. $0.01 per share, to the Assignee following an exercise in full of the option granted to the Put Counterparty under the Put Agreement.

     SECTION 11. Authorization to File Financing Statements. Assignor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Assignee may determine, in its sole discretion, are necessary or advisable to perfect the assignment pursuant to Section 1 of this Agreement. The description of the collateral set forth in such financing statement shall be substantially identical to the description set forth in Exhibit A hereto.

     SECTION 12. Limitation of Liability.

     (a) It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by The Bank of New York (Delaware), not individually or personally, but solely as trustee of the Assignee in the exercise of the powers and authority conferred and vested in it, (ii) nothing herein contained shall be construed as creating any liability on The Bank of New York (Delaware), individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and (iii) under no circumstances shall The Bank of New York (Delaware) be personally liable for the payment of any indebtedness or expenses of the Assignee or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Assignee under this Agreement, except as provided for in the Assignee's Declaration of Trust as in effect on the date hereof.

     (b) It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by the Trustee, not individually or personally, but solely as trustee of the Regulation 114 Trust in the exercise of the powers and authority conferred and vested in it, (ii) nothing herein contained shall be construed as creating any liability on The Bank of New York, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and (iii) under no circumstances shall The Bank of New York be personally liable for the payment of any indebtedness or expenses of the Regulation 114 Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Regulation 114 Trust under this Agreement, except as provided for in the Regulation 114 Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed by their duly authorized officers, all as of the date and year first written above.

XL RE LTD

By: /s/ Paul S. Giordano
Name: Paul S. Giordano
Title: Executive Vice President, General Counsel & Secretary

MANGROVE BAY TRUST

By: The Bank of New York (Delaware), not
in its individual capacity but solely as
Trustee of the Assignee

By: /s/ Michael Santino
Name: Michael Santino
Title: SVP
Solely for the purpose of acknowledging
Section 1(b) of this Agreement,

THE BANK OF NEW YORK,
not in its individual capacity but solely as
Trustee of the Regulation 114 Trust

By: /s/ Robert W. Rich
Name: Robert W. Rich
Title: Vice President

[Assignment Agreement]